Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated March 21, 2007                                  File No. 333-132319-04

Subject: RMBS NEW ISSUE: CRMSI 2007-1 ** PRICING INFO **

LEAD: CITI                     CO: LEH

Offered Certificates
Tranche Size  Type     Credit   Ratings    WAL   Levels    Coupon  Yield  Price
                       Enhance   (SP/M)
A-1A 55.044  FXD/SEN     14.75%  Aaa  AAA  1.00  EDSF +17   5.705  5.371  99.999
A-1B 200.00  FLTR/SEN    14.75%  Aaa  AAA  1.00  1ML+9                   100.000
A-2  85.207  FXD/SEN     14.75%  Aaa  AAA  2.20  SWAPS +42  5.540  5.423  99.998
A-3  72.446  FXD/SEN     14.75%  Aaa  AAA  3.00  N+65       5.667  5.595  99.997
A-4  95.980  FXD/SEN     14.75%  Aaa  AAA  5.00  N+91       5.892  5.872  99.997
A-5  40.531  FXD/SEN/LCF 14.75%  Aaa  AAA  8.07  SWAPS +101 6.046  6.058  99.999
A-6  61.023  FXD/SEN/NAS 14.75%  Aaa  AAA  6.35  SWAPS +70  5.702  5.697  99.996
M-3  7.158   FXD/MEZZ     8.50%  Aa3  AA-  5.44  CALL DESK
M-4  6.442   FXD/MEZZ     7.60%  Aa3  A+   5.44  CALL DESK
M-5  8.590   FXD/MEZZ     6.40%  A1   A    5.44  CALL DESK
M-6  4.295   FXD/MEZZ     5.80%  A2   A-   5.44  CALL DESK

Non-Offered Certificates:
M-1   17.896   FXD/MEZZ    12.25%    Aa1   AA+    5.44
M-2   19.685   FXD/MEZZ    9.50%     Aa2   AA     5.44
M-7   5.726    FXD/MEZZ    5.00%     A3    BBB+   5.44
M-8   4.295    FXD/MEZZ    4.40%     Baa1  BBB    5.44
M-9   6.443    FXD/MEZZ    3.50%     Baa2  BBB-   5.44

Expected Settlement:  March 29, 2007
YB ticker:            crmsi07.1
Intex deal name:      citicrmsi_2007_1_a1split
Intex password:       3UV4

The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.